The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-133194

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 11, 2006,

As Amended November 27, 2006)

$300,000,000

WPS RESOURCES CORPORATION

        % Junior Subordinated Notes Due 2066

The         % Junior Subordinated Notes Due 2066 will bear interest at         % per year until December     , 2016. During this period, we will pay interest on the notes on June      and December      of each year, beginning June     , 2007. Beginning December     , 2016, the notes will bear interest at the Three-Month LIBOR Rate plus          basis points (        %), reset quarterly, payable on March     , June     , September      and December      of each year, beginning March     , 2017. The notes will be issued in registered form and in denominations of $1,000 and integral multiples thereof. The notes will mature on December     , 2066.

We may defer interest payments on the securities on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the notes, compounded on each interest payment date, to the extent permitted by law.

We may redeem the notes at our option at the times and the prices described in this prospectus supplement.

We do not intend to make application to list the notes on any national securities exchange or to include them in any automated quotation system.

See “ Risk Factors” beginning on page S-8 for a discussion of certain risk factors that prospective investors should consider before investing in our notes.

Per Junior Subordinated Note	Total

Price to Public(1)%	$
Underwriting Discount %	$
Proceeds to Us (before expenses)%	$

(1)	Plus accrued interest, if any, from the date the securities are originally issued, if settlement occurs after that date.

The notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company, on or about December     , 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

JPMorgan	Banc of America Securities LLC

Sole Structuring Agent

Co-Managers

Citigroup

Subject to Completion—November 27, 2006

Important Notice about Information in this Prospectus Supplement and the Accompanying Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state which does not permit their offer or sale. You should not assume that the information provided in this prospectus supplement or the accompanying prospectus, or the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference, is accurate as of any date other than the date thereof. If information in this prospectus supplement updates information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the prospectus. For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, when we refer to “us,” “we,” “our,” “ours,” or the “company” we are describing WPS Resources Corporation, including, as appropriate, its subsidiaries.

S-i

Summary

This summary provides an overview of the company and its subsidiaries and certain key aspects of the offering. This summary is not complete and does not contain all of the information you should consider before purchasing our notes. Before purchasing our notes, you should read carefully all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section.

The Company

WPS Resources (NYSE: WPS) is a holding company, based in Green Bay, Wisconsin, incorporated in Wisconsin on December 3, 1993. Our principal subsidiary is Wisconsin Public Service Corporation (sometimes referred to as WPSC), a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of Michigan’s Upper Peninsula. Our other major subsidiaries include:

•	Upper Peninsula Power Company, a regulated electric utility operating in Michigan’s Upper Peninsula.

•	Michigan Gas Utilities Corporation, a regulated gas distribution utility operating in the southern portion of Michigan’s Lower Peninsula.

•	Minnesota Energy Resources Corporation, a regulated gas distribution utility operating in certain areas throughout Minnesota.

•	WPS Energy Services, Inc., a non-regulated subsidiary that provides energy and related products and services in the non-regulated energy market in the Midwest and Northeast United States, Texas, and portions of Canada adjacent to the markets WPS Energy Services serves in the United States. WPS Energy Services, through a subsidiary, develops, owns and operates non-regulated electric generation facilities and steam production facilities in various locations in the United States and New Brunswick, Canada, as well as a portion of a synthetic fuel processing facility.

WPS Resources Corporation

P.O. Box 19001

Green Bay, Wisconsin 54307-9001

(920) 433-1727

Proposed Merger with Peoples Energy Corporation

On July 8, 2006, we, along with our wholly owned subsidiary, Wedge Acquisition Corp., entered into an agreement and plan of merger with Peoples Energy Corporation, pursuant to which, among other things, our subsidiary will merge with and into Peoples Energy. Following the merger, Peoples Energy will be a wholly-owned subsidiary of WPS Resources. If the merger is completed, Peoples Energy shareholders will receive 0.825 shares of our common stock for each share of Peoples Energy common stock held. Our shareholders will continue to own their existing WPS Resources shares. As a result, upon the consummation of the merger, the former Peoples Energy shareholders will own approximately 42 percent and our shareholders will own approximately 58 percent of the combined company.

To complete the merger, the shareholders of Peoples Energy must approve the merger agreement and our shareholders must approve the issuance of our shares pursuant to the merger agreement. We must also receive approval from various federal and state regulatory authorities. If the merger is completed, we will change our name to “Integrys Energy Group, Inc.” (assuming our shareholders approve the name change). Our common stock would continue to be listed on the New York Stock Exchange, under the new symbol “TEG”.

Peoples Energy is a diversified energy holding company that, through its subsidiaries, engages principally in natural gas utility operations and other diversified energy businesses. Peoples Energy’s business operations are segregated into the following segments:

•	The Gas Distribution business is Peoples Energy’s core business. Peoples Energy’s two regulated utilities, The Peoples Gas Light and Coke Company and North Shore Gas Company, purchase, store, distribute, sell and transport natural gas.

•	The Oil and Gas Production business, through Peoples Energy’s subsidiary Peoples Energy Production Company, is active in the acquisition, development and production of oil and gas reserves in selected onshore basins in the United States through direct ownership in oil, gas and mineral leases.

•	The Energy Marketing business provides, through Peoples Energy Services Corporation, gas, electricity and energy management services to industrial, commercial and residential customers regionally within Illinois, Ohio and Michigan. In addition, through Peoples Energy Resources Company, LLC (sometimes referred to as Peoples Energy Resources), it provides wholesale gas transportation, storage and supply services to marketers, utilities, pipelines and gas-fired power generation facilities.

•	The Energy Assets business, through Peoples Energy Resources, is principally engaged in the development, operation and ownership of an electric generation facility for sales to electric utilities and marketers. The Energy Assets business also owns a propane-based peaking facility and other assets used for providing wholesale gas sales and related services. Peoples Energy announced in February 2006 its intention to exit the power generation business and expects to close on the sale of its remaining power generation assets by the end of 2006.

•	The Corporate and Other business includes administrative activities that support the other businesses and business development activities that do not fall under the four major business segments identified above.

We have filed with the Securities and Exchange Commission a registration statement on Form S-4, which includes a definitive joint proxy statement/prospectus that contains detailed information about the proposed merger, including risk factors related to the merger. Such document is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Summary—Where You Can Find More Information” on page 5 of the accompanying prospectus for information on how you can obtain a copy of the joint proxy statement/prospectus.

Summary Consolidated Financial Information

Our annual historical information is derived from our audited consolidated financial statements as of and for each of the years in the five-year period ended December 31, 2005. The information as of and for the nine months ended September 30, 2006 and 2005 has been derived from our unaudited interim financial statements and, in the opinion of our management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods. The information is only a summary and should be read in conjunction with the consolidated financial statements included in: (1) our current report on Form 8-K dated and filed August 9, 2006 (which updated the financial statements in our 2005 10-K to reflect the impact of discontinued operations) and (2) our quarterly report on Form 10-Q for the period ended September 30, 2006, both of which have been incorporated by reference into this prospectus supplement, as well as other information that has been filed with the Securities and Exchange Commission (sometimes referred to as the SEC). The historical results included below are not necessarily indicative of our future performance.

WPS Resources Selected Historical Financial Information (amounts in millions, except per share data)

	As of and for the nine months ended			As of and for the year ended December 31
	September 30, 2006		September 30, 2005	2005	2004	2003	2002	2001

	(Unaudited)
Total revenues(1)	$5,040.9		$4,496.7	$6,847.3	$4,890.6	$4,321.3	$1,461.1	$1,345.4
Income from continuing operations	129.7		137.3	153.0	156.2	110.6	118.5	87.6
Preferred stock dividends of subsidiary	2.3		2.3	3.1	3.1	3.1	3.1	3.1
Income available for common shareholders	134.5		138.0	157.4	139.7	94.7	109.4	77.6
Total assets	6,494.2		5,478.5	5,462.5	4,376.8	4,292.3	3,671.2	3,346.5
Long-term debt and capital lease obligation (excluding current portion)(2)	865.7	(3)	869.7	867.1	865.7	871.9	824.4	727.8

(1)	Approximately $1,127 million of the increase in revenue in 2003 compared to 2002 related to WPS Energy Services’ required adoption of Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” effective January 1, 2003.

(2)	At December 31, 2001, there was a $72.1 million long-term capital lease obligation recorded in WPS Resources’ financial statements related to an agreement with Calpine Corporation to purchase power from Calpine’s De Pere Energy Center. The capital lease was extinguished in December 2002 when WPS Resources completed the purchase of the De Pere Energy Center.

(3)	Wisconsin Public Service Corporation has agreed to issue $125 million principal amount of senior debt securities on December 1, 2006 that are not reflected in this table.

Ratios of Earnings to Fixed Charges (Unaudited)

The ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Nine months ended		Year ended December 31
	September 30, 2006	September 30, 2005	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges(a)	3.3	3.9	3.7	4.0	3.3	3.4	2.4

(a)	In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

The Offering

The Junior Subordinated Notes

We are offering $300,000,000 aggregate principal amount of our         % Junior Subordinated Notes Due 2066 (sometimes referred to as the Junior Subordinated Notes). The Junior Subordinated Notes will mature on December     , 2066.

The Junior Subordinated Notes will be issued under our subordinated indenture, dated as of November 13, 2006 between us and U.S. Bank National Association, as Trustee (sometimes referred to as the Trustee), as supplemented by a first supplemental indenture, to be dated as of December     , 2006 (together, sometimes referred to as the subordinated indenture). The Junior Subordinated Notes will be represented by one or more global securities that will be deposited with a custodian for and registered in the name of The Depository Trust Company, New York, New York (sometimes referred to as DTC) or its nominee. This means that you will not receive a certificate for your Junior Subordinated Notes but, instead, will hold your interest through DTC’s system.

Interest

Fixed Rate Period.    The Junior Subordinated Notes will bear interest at         % per year from the date they are issued up to, but not including, December     , 2016 or earlier redemption date (sometimes referred to as the Fixed Rate Period). Subject to our right to defer interest payments as described below, during the Fixed Rate Period interest is payable semi-annually in arrears on June      and December      of each year, beginning June     , 2007.

Floating Rate Period.    The Junior Subordinated Notes will bear interest from December     , 2016 up to, but not including, the maturity date or earlier redemption date (sometimes referred to as the Floating Rate Period) at the Three-Month LIBOR Rate (as defined below) plus          basis points (        %), reset quarterly. Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears on March     , June     , September      and December      of each year, beginning March     , 2017.

For a more complete description of interest payable on the Junior Subordinated Notes, see “Description of the Junior Subordinated Notes—Interest” in this prospectus supplement.

Ranking

Our payment obligations under the Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Junior Subordinated Notes—Ranking.” As of September 30, 2006, our senior indebtedness, on an unconsolidated basis, totaled approximately $250 million.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. Therefore, the Junior Subordinated Notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by our subsidiaries. In addition to trade liabilities, certain of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Junior Subordinated Notes.

There are no terms in the subordinated indenture or the Junior Subordinated Notes that limit our ability to incur additional senior indebtedness, or that limit our subsidiaries’ ability to incur additional liabilities, including debt or preferred stock. We expect from time to time to incur additional indebtedness and other liabilities constituting senior indebtedness that will be senior to the Junior Subordinated Notes.

Record Dates

So long as the Junior Subordinated Notes remain in book-entry only form registered in the name of DTC or its nominee, the record date for each interest payment date will be the business day immediately preceding the applicable interest payment date.

If the Junior Subordinated Notes are not in book-entry only form registered in the name of DTC or its nominee, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) immediately preceding the applicable interest payment date.

Option to Defer Interest Payments

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, sometimes referred to as an Optional Deferral Period). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law. Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes.

We will provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the applicable interest payment date. The subordinated indenture provides that this notice will be forwarded promptly by the Trustee to each holder of record of Junior Subordinated Notes.

Certain Limitations During an Optional Deferral Period

Unless we have paid all accrued and payable interest on the Junior Subordinated Notes, we will not, and will not permit any of our subsidiaries to, do any of the following, with certain limited exceptions described below under “Description of the Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period”:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the capital stock of WPS Resources Corporation;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the Junior Subordinated Notes; or

•	make any guarantee payments on any guarantee of debt securities if the guarantee ranks equally with or junior in interest to the Junior Subordinated Notes.

Redemption

We may redeem the Junior Subordinated Notes before their maturity (i) in whole or in part on one or more occasions any time before December     , 2016 at a redemption price equal to the greater of 100% of their principal amount or the applicable make-whole amount, plus any accrued and unpaid interest thereon, and (ii) in whole or in part on one or more occasions on or after December     , 2016 at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest thereon. In addition, we may redeem the Junior Subordinated Notes before December     , 2016 (i) in whole, but not in part, at a redemption price equal to the greater of 100% of their principal amount or the applicable tax event make-whole amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur and (ii) in whole or in part on one or more occasions at a redemption price equal to the greater of 100% of their principal amount or the applicable rating agency event make-whole amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Junior Subordinated Notes. For a more complete description of the circumstances under and the redemption prices at which the Junior Subordinated Notes may be redeemed, see “Description of the Junior Subordinated Notes—Redemption,” “Description of the Junior Subordinated Notes—Right to Redeem Upon a Tax Event” and “Description of the Junior Subordinated Notes—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

Replacement Capital Covenant

Around the time of the initial issuance of the Junior Subordinated Notes, we will enter into a replacement capital covenant, as described below under “Description of the Replacement Capital Covenant” (sometimes referred to as the Replacement Capital Covenant), in which we will covenant for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to

the Junior Subordinated Notes that we will not redeem or repurchase the Junior Subordinated Notes on or before December     , 2036, unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at the time of redemption or repurchase. The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the subordinated indenture or the Junior Subordinated Notes.

Expected Ratings

We expect that the Junior Subordinated Notes will be rated A2 and BBB+ by Moody’s Investor Services and Standard & Poor’s, respectively. Credit ratings are not a recommendation to buy, sell or hold the Junior Subordinated Notes. Each rating may be subject to revision or withdrawal at any time by the assigning rating organization, and should be evaluated independently of any other rating.

U.S. Federal Income Tax Considerations

In connection with the issuance of the Junior Subordinated Notes, we will receive an opinion from Foley & Lardner LLP that, although the matter is not free from doubt, the Junior Subordinated Notes will be classified as indebtedness for U.S. federal income tax purposes. This opinion is subject to certain customary conditions. See “Certain U.S. Federal Income Tax Consequences.”

We agree, and by acquiring an interest in a Junior Subordinated Note each beneficial owner of a Junior Subordinated Note will agree, to treat the Junior Subordinated Notes as indebtedness for U.S. federal income tax purposes.

If we elect to defer interest on the Junior Subordinated Notes for one or more Optional Deferral Periods, the beneficial owners of the Junior Subordinated Notes will be required to accrue income for U.S. federal income tax purposes in the amount of the accrued and unpaid interest payments on the Junior Subordinated Notes, in the form of original issue discount, even though cash interest payments are deferred and even though the beneficial owners may be cash-basis taxpayers.

No Listing of Junior Subordinated Notes

We do not intend to make application to list the Junior Subordinated Notes on any national securities exchange or to include them in any automated quotation system.

Further Issues

We may, without the consent of the holders, issue additional junior subordinated notes that will constitute one series and be fungible with the Junior Subordinated Notes.

Risk Factors

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our Junior Subordinated Notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

Risks Related to Our Business

For a discussion of risks to consider respecting the businesses of WPS Resources, see the risk factors sections of our annual report on Form 10-K for the fiscal year ended December 31, 2005, as updated by our quarterly report on Form 10-Q for the quarter ended June 30, 2006 and our current report on Form 8-K dated and filed November 21, 2006, and our other filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to Peoples Energy Merger

For a discussion of risks to consider respecting the merger with Peoples Energy Corporation, see the risk factors section of the definitive joint proxy statement/prospectus relating to the proposed merger.

Risks Related to the Junior Subordinated Notes

We may elect to defer interest payments on the Junior Subordinated Notes at our option for one or more periods of up to 10 years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for one or more periods of up to 10 consecutive years, as described under “Description of the Junior Subordinated Notes—Option to Defer Interest Payments” in this prospectus supplement.

We are not permitted to pay current interest on the Junior Subordinated Notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the Junior Subordinated Notes until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the Junior Subordinated Notes if we do not have available funds to pay all accrued and unpaid interest plus any accrued interest thereon.

The Junior Subordinated Notes are effectively subordinated to substantially all of our other debt, including the debt of our subsidiaries.

Our payment obligations under the Junior Subordinated Notes will rank junior and be subordinated in right of payment and upon liquidation to all of our senior indebtedness, whether presently existing or from time to time hereinafter incurred, created, assumed or existing. This means that we cannot make any payments on the Junior Subordinated Notes if we default on a payment of any of our senior indebtedness and do not cure the default within the applicable grace period, or if the maturity of any of our senior indebtedness has been and remains accelerated as a result of a default.

Due to the subordination provisions described below under “Description of the Junior Subordinated Notes—Ranking” in this prospectus supplement, in the event we pay or distribute any of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, the holders of our senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of the Junior Subordinated Notes would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. As a result, in the event of our insolvency, our creditors who are holders of our senior indebtedness may recover more, ratably, than the holders of the Junior Subordinated Notes.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. Therefore, the Junior Subordinated Notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by our subsidiaries. In addition to trade liabilities, certain of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Junior Subordinated Notes.

There are no terms in the subordinated indenture or the Junior Subordinated Notes that limit our ability to incur additional senior indebtedness, or that limit our subsidiaries’ ability to incur additional liabilities, including debt and preferred stock. We expect from time to time to incur additional indebtedness and other liabilities constituting senior indebtedness that will be senior to the Junior Subordinated Notes.

We are a holding company and are dependent upon dividends or distributions from our subsidiaries in order to make payments on the Junior Subordinated Notes.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Therefore, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.

Our right to redeem or repurchase the Junior Subordinated Notes is limited by a covenant that we are making in favor of certain other debtholders.

We have the right to redeem the Junior Subordinated Notes under the circumstances and on the terms specified in this prospectus supplement. However, around the time of the initial issuance of the Junior Subordinated Notes, we will enter into the Replacement Capital Covenant, as described below under “Description of the Replacement Capital Covenant,” that will limit our right to redeem or repurchase Junior Subordinated Notes. In the Replacement Capital Covenant, we will covenant for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Junior Subordinated Notes that we will not redeem or repurchase the Junior Subordinated Notes on or before December     , 2036, unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at the time of redemption or repurchase.

Our ability to raise proceeds from the sale of securities that qualify under the Replacement Capital Covenant during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the Junior Subordinated Notes, including as a result of a Tax Event or a Rating Agency Event, and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from the sale of qualifying securities.

You may have to pay taxes on interest before you receive cash from us.

If we defer interest payments on the Junior Subordinated Notes, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the Junior Subordinated Notes, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. If you sell your Junior Subordinated Notes prior to the record date for the first interest payment after an Optional Deferral Period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the Junior Subordinated Notes.

For more information regarding the tax consequences of purchasing the Junior Subordinated Notes, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

The after-market price of the Junior Subordinated Notes may be discounted significantly if we defer interest payments.

If we defer interest payments on the Junior Subordinated Notes, you may be unable to sell your Junior Subordinated Notes at a price that fully reflects the value of any deferred interest amounts. To the extent a trading market develops for the Junior Subordinated Notes, that market may not continue during an Optional Deferral Period, or during periods in which investors perceive that there is a likelihood of an interest deferral, and you may be unable to sell Junior Subordinated Notes at those times, either at a price that reflects the value of the principal and required payments of interest under the Junior Subordinated Notes or at all.

An active after-market for the Junior Subordinated Notes may not develop.

The Junior Subordinated Notes constitute a new issue of securities with no established trading market. The Junior Subordinated Notes are not listed and we do not intend to make application to list the Junior Subordinated Notes on any national securities exchange or to include them in any automated quotation system. We cannot assure you that an active after-market for the Junior Subordinated Notes will develop or be sustained or that holders of the Junior Subordinated Notes will be able to sell their Junior Subordinated Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the

Junior Subordinated Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Junior Subordinated Notes.

Rating agencies may change rating methodologies, including their views on “notching” practices.

The rating agencies may, from time to time in the future, change the way they analyze securities with features similar to the Junior Subordinated Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Junior Subordinated Notes, sometimes called “notching”. If the rating agencies change their practices for rating these securities in the future, and the ratings of the Junior Subordinated Notes are subsequently lowered, that could have a negative impact on the trading price of the Junior Subordinated Notes.

A classification of the Junior Subordinated Notes as common equity by the National Association of Insurance Commissioners may impact U.S. insurance company investors and the value of the Junior Subordinated Notes.

The Securities Valuation Office (sometimes referred to as the SVO) of the National Association of Insurance Commissioners (sometimes referred to as the NAIC) may from time to time classify securities in U.S. insurers’ portfolios as debt, preferred equity or common equity instruments. Under the written guidelines outlined by the SVO, it is not always clear which securities will be classified as debt, preferred equity or common equity, or which features are specifically relevant in making this determination. We are aware that the SVO has classified several fixed income securities, either definitively or preliminarily, as common equity. We cannot assure you that the Junior Subordinated Notes would not be classified as common equity, if reviewed and classified by the SVO. If the SVO were to classify the Junior Subordinated Notes as common equity, the willingness of U.S. insurance investors to hold the Junior Subordinated Notes could be reduced, which in turn could reduce the price of the Junior Subordinated Notes in any available after-market. In September 2006, the NAIC Financial Condition (E) Committee adopted a proposal under which securities such as the Junior Subordinated Notes would be reported as preferred stock for the 2006 reporting year. This proposal remains subject to final review by the NAIC, and there can be no assurance that the NAIC will approve the proposal. As of the date hereof, the SVO has not assigned a classification to the Junior Subordinated Notes, and there can be no assurance of the classification that may be assigned to the Junior Subordinated Notes in the future.

Forward-Looking Statements

Except for historical data and statements of current fact, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any references to plans, goals, beliefs or expectations in respect to future events and conditions or to estimates are forward-looking statements. Although we believe that statements of our expectations are based on reasonable assumptions, forward-looking statements are inherently uncertain and subject to risks and should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors.

In addition to statements regarding trends or estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-Ks and Form 10-Qs, forward-looking statements included or incorporated in this prospectus supplement include, but are not limited to, statements regarding future:

•	Revenues or expenses,

•	Capital expenditure projections, and

•	Financing sources.

Forward-looking statements involve a number of risks and uncertainties. There are many factors that could cause actual results to differ materially from those expressed or implied in this prospectus supplement. Some risk factors that could cause results different from any forward-looking statement include those included in the risk factors sections of our annual report on Form 10-K for the fiscal year ended December 31, 2005, as updated by our quarterly report on Form 10-Q for the quarter ended June 30, 2006 and our current report on Form 8-K dated and filed November 21, 2006, and of the definitive joint proxy statement/prospectus relating to the proposed merger with Peoples Energy Corporation, and the following:

•	timely and successful completion of the proposed merger with Peoples Energy Corporation (including receipt of acceptable regulatory approvals, including but not limited to, approvals by the Illinois Commerce Commission, the Federal Energy Regulatory Commission, and the Public Service Commission of Wisconsin, and the ability of WPS Resources and Peoples Energy to satisfy all of the other conditions precedent to the completion of the merger);

•	unexpected costs or unexpected liabilities related to the Peoples Energy merger, or the effects of purchase accounting that may be different from our expectations;

•	the successful combination of the operations of WPS Resources and Peoples Energy;

•	the successful integration of both the Michigan and Minnesota natural gas distribution operations recently acquired by us;

•	the resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting our regulated businesses, including the rate treatment of synergies related to the proposed merger and the cost to achieve those synergies;

•	the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric and gas utility industries, changes in environmental, tax and other laws and regulations to which we and our subsidiaries are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings or inquiries, including manufactured gas plant site cleanup and pending EPA investigations of WPSC’s generation facilities;

•	the resolution of audits by the Internal Revenue Service and various state revenue agencies;

•	the effects, extent, and timing of additional competition or regulation in the markets in which our subsidiaries operate;

•	the impact of fluctuations in commodity prices, interest rates, and customer demand;

•	available sources and costs of fuels and purchased power;

•	our ability to control costs;

•	the investment performance of employee benefit plan assets;

•	advances in technology;

•	effects of and changes in political, legal, and economic conditions and developments in the United States and Canada;

•	the performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed (such as the proposed Peoples Energy merger, construction of the Weston 4 power plant, and additional investment in American Transmission Company LLC related to construction of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line);

•	the direct or indirect effects of terrorist incidents, natural disasters, or responses to such events;

•	financial market conditions and the results of financing efforts, including credit ratings and risks associated with commodity prices (particularly natural gas and electricity), interest rates, and counterparty credit;

•	the weather and other natural phenomena, in particular the effect of weather on natural gas and electricity sales; and

•	the effect of accounting pronouncements issued periodically by standard-setting bodies.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference.

Book-Entry Issuance

The Junior Subordinated Notes will trade in book-entry only form through the facilities of DTC. The Junior Subordinated Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Junior Subordinated Notes as represented by a global certificate.

For additional information relating to DTC and the book-entry issuance system, see “Description of Debt Securities—Book-Entry Securities” in the accompanying prospectus.

Use of Proceeds

The information in this section supplements the information in the “Use of Proceeds” section beginning on page 7 of the accompanying prospectus. Please read these two sections together.

We will use the net proceeds to reduce short-term debt, fund equity to subsidiary companies and for general corporate purposes. On November 15, 2006, we had approximately $803.1 million of commercial paper borrowings, which had maturities up to January 12, 2007 and had a weighted average annual interest rate of 5.47%.

Capitalization

The following table sets forth our capitalization at September 30, 2006. The “Pro Forma” column reflects (a) the issuance of the Junior Subordinated Notes offered by this prospectus supplement and the accompanying prospectus and (b) the issuance by Wisconsin Public Service Corporation of $125 million principal amount of senior debt securities. You should read the information in this table along with the financial information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At September 30, 2006
	Actual		Pro Forma
	Amount	Percent	Amount	Percent

	(unaudited)
Capitalization:
Long-term debt, including current portion	$ 865.7	34.0%	$1,290.7	44.5%
Preferred stock of subsidiary with no mandatory redemption	51.1	2.1%	51.1	1.8%
Common stockholders’ equity	1,558.8	63.9%	1,558.8	53.7%

Total capitalization	$2,475.6	100%	$2,900.6	100%

Description of the Junior Subordinated Notes

Specific terms of the         % Junior Subordinated Notes Due 2066 are summarized below. This summary is not complete and should be read together with “Description of Debt Securities” in the accompanying prospectus, where certain provisions of the subordinated indenture have been summarized, and is qualified in its entirety by the terms and provisions of the subordinated indenture.

Maturity

Unless an earlier redemption has occurred, the entire principal amount of the Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest, on December     , 2066.

Interest

Fixed Rate Period.    The Junior Subordinated Notes will bear interest at         % per year during the Fixed Rate Period. Subject to our right to defer interest payments as described below, during the Fixed Rate Period interest is payable semi-annually in arrears on June      and December      of each year, beginning June     , 2007. If interest payments are deferred or otherwise not paid during the Fixed Rate Period, they will accrue and compound until paid at the annual rate of         %. The amount of interest payable for any semi-annual interest accrual period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period.    The Junior Subordinated Notes will bear interest during the Floating Rate Period at the Three-Month LIBOR Rate plus          basis points (        %), reset quarterly. Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears, beginning March     , 2017, on March     , June     , September      and December      of each year (each, sometimes referred to as a LIBOR Rate Reset Date). If interest payments are deferred or otherwise not paid during the Floating Rate Period, they will accrue and compound until paid at the then prevailing floating rate. The amount of interest payable for any quarterly interest accrual period during the Floating Rate Period will be computed on the basis of the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day) divided by 360.

General.    In this prospectus supplement, the term “interest” includes semi-annual interest payments during the Fixed Rate Period, quarterly interest payments during the Floating Rate Period, and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

A “business day” is any day that is not a Saturday, a Sunday, or a day on which banks in New York City are authorized or obligated by law or executive order to remain closed, or a day on which the Corporate Trust Office of the Trustee is closed for business.

During the Fixed Rate Period, if an interest payment date or a redemption date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date or the redemption date, as applicable.

During the Floating Rate Period, if any interest payment date, other than a redemption date or the maturity date of the Junior Subordinated Notes, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. Also, if a redemption date or the maturity date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity date, as applicable.

During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a business day, the LIBOR Rate Reset Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding business day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable interest rate as reset on that date, and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

So long as the Junior Subordinated Notes remain in book-entry only form registered in the name of DTC or its nominee, the record date for each interest payment date will be the business day immediately preceding the applicable interest payment date.

If the Junior Subordinated Notes are not in book-entry only form registered in the name of DTC or its nominee, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) immediately preceding the applicable interest payment date.

Determining the Floating Rate.    The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1)	On the LIBOR Interest Determination Date (as defined below), the Calculation Agent (as defined below) will determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2)

If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

“Telerate Page 3750” means the display designated as “Telerate page 3750” on Moneyline Telerate, Inc. (or such other page as may replace “Telerate page 3750” on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Moneyline Telerate, Inc.

“LIBOR Interest Determination Date” means the second LIBOR Business Day (as defined below) preceding each LIBOR Rate Reset Date.

“LIBOR Business Day” means any business day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank market.

“Calculation Agent” means JPMorgan Chase Bank, N.A., or its successor appointed by us, acting as calculation agent.

Ranking

Our payment obligations under the Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing.

“Senior indebtedness” means the principal of, premium, if any, and interest in respect of:

•	all of our indebtedness for money borrowed;

•	indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the types previously described of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types previously described of other persons secured by any lien on any of our property, whether or not such obligation is assumed by us.

However, the term “senior indebtedness” does not include:

•	any indebtedness which is by its terms subordinated to, or pari passu with, the Junior Subordinated Notes;

•	any of our obligations to any of our affiliates; or

•	any accrued liabilities arising in the ordinary course of business.

Our senior indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Under the subordinated indenture, no payment may be made on the Junior Subordinated Notes, including any redemption payment, if:

•	any of our senior indebtedness has not been paid when due and any applicable grace period has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any senior indebtedness has been and remains accelerated as a result of a default.

In the event we pay or distribute any of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, the holders of our senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of the Junior Subordinated Notes would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. If a distribution is made to holders of the Junior Subordinated Notes that, due to the subordination provisions, should not have been made to them, those holders of the Junior Subordinated Notes are required to pay such distribution over to the holders of the senior indebtedness or their representatives or trustees, as their interests may appear. As a result of the subordination provisions contained in the subordinated indenture, in the event of our insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the Junior Subordinated Notes.

As of September 30, 2006, our senior indebtedness, on an unconsolidated basis, totaled approximately $250 million.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. Therefore, the Junior Subordinated Notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by our subsidiaries. In addition to trade liabilities, certain of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Junior Subordinated Notes.

There are no terms in the subordinated indenture or the Junior Subordinated Notes that limit our ability to incur additional senior indebtedness, or that limit our subsidiaries’ ability to incur additional liabilities, including debt or preferred stock. We expect from time to time to incur additional indebtedness and other liabilities constituting senior indebtedness that will be senior to the Junior Subordinated Notes.

Option to Defer Interest Payments

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law. Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes.

We will provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the applicable interest payment date. The subordinated indenture provides that this notice will be forwarded promptly by the Trustee to each holder of record of Junior Subordinated Notes.

Certain Limitations During an Optional Deferral Period

Unless we have paid all accrued and payable interest on the Junior Subordinated Notes, subject to several exceptions, we will not, and will not permit any of our subsidiaries to, do any of the following:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the capital stock of WPS Resources Corporation;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the Junior Subordinated Notes; or

•	make any guarantee payments on any guarantee of debt securities if the guarantee ranks equally with or junior in interest to the Junior Subordinated Notes.

However, at any time, including during an Optional Deferral Period, the exceptions will permit us to:

•	pay any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

•	purchase common stock for issuance pursuant to any employee benefit plans or dividend reinvestment and stock purchase plans.

Redemption

On or after December     , 2016, we may redeem the Junior Subordinated Notes, in whole or in part on one or more occasions, at 100% of their principal amount plus any accrued and unpaid interest thereon to, but not including, the redemption date.

Before December     , 2016, we may redeem the Junior Subordinated Notes, in whole or in part on one or more occasions, at a redemption price equal to the Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

The Make-Whole Amount will be determined in accordance with the following provisions:

“Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes being redeemed or (ii) as determined by the Calculation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Junior Subordinated Notes from the redemption date to December     , 2016 (assuming, solely for the purposes of this calculation, that the principal amount of the Junior Subordinated Notes to be redeemed was payable on December     , 2016), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus          basis points.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Calculation Agent as having a maturity comparable to the time period from the redemption date to December     , 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after December     , 2016, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations (as defined below), of up to five Reference Treasury Dealer Quotations for such redemption date, or (B) if the Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means JPMorgan Chase Bank, N.A., Banc of America Securities LLC and up to three additional nationally recognized investment banking firms specified by us that are primary U.S. Government Securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal

Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the time period from the redemption date to December     , 2016 (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined by the Calculation Agent and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

We may also redeem the Junior Subordinated Notes before December     , 2016 (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole or in part on one or more occasions if a rating agency makes certain changes in the equity credit criteria for securities such as the Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”

Right to Redeem Upon a Tax Event

Before December     , 2016, we may redeem the Junior Subordinated Notes, in whole, but not in part, at any time within 90 days after the occurrence and continuation of a Tax Event (as defined below), at a redemption price equal to the Tax Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

“Tax Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes being redeemed or (ii) as determined by the Calculation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Junior Subordinated Notes from the redemption date to December     , 2016 (assuming, solely for the purposes of this calculation, that the principal amount of the Junior Subordinated Notes to be redeemed was payable on December     , 2016), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; or

•	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

Before December     , 2016, we may redeem the Junior Subordinated Notes, in whole or in part on one or more occasions, at any time following the occurrence and continuation of a Rating Agency Event (as defined below), at a redemption price equal to the Rating Agency Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

“Rating Agency Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes being redeemed or (ii) as determined by the Calculation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Junior Subordinated Notes from the redemption date to December     , 2016 (assuming, solely for the purposes of this calculation, that the principal amount of the Junior Subordinated Notes to be redeemed was payable on December     , 2016), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus          basis points.

“Rating Agency Event” means the determination by us of a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, that currently publishes a rating for us (sometimes referred to as a rating agency) in the equity credit criteria for securities such as the Junior Subordinated Notes resulting in a lower equity credit to us than the equity credit assigned by such rating agency to the Junior Subordinated Notes on the date of this prospectus supplement.

Events of Default

The following are events of default under the subordinated indenture with respect to the Junior Subordinated Notes:

•	our failure to pay principal or any premium when due;

•	our failure to pay interest when due and payable that continues for 30 days (subject to our right to optionally defer interest payments described above under “—Option to Defer Interest Payments”); or

•	certain events of bankruptcy, insolvency or reorganization involving us.

If an event of default (other than due to certain events of bankruptcy, insolvency or reorganization) occurs, the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Junior Subordinated Notes will have the right to declare the principal amount of the Junior Subordinated Notes, and any accrued interest thereon, immediately due and payable. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of all the outstanding Junior Subordinated Notes, and any accrued interest thereon, will automatically, and without any declaration or other action on the part of the Trustee or any holder of the Junior Subordinated Notes, become immediately due and payable.

No Sinking Fund

The Junior Subordinated Notes will not be entitled to the benefit of any sinking fund.

No Defeasance

Certain provisions of the subordinated indenture relating to defeasance, described under “Description of Debt Securities—Satisfaction and Discharge; Defeasance” in the accompanying prospectus, shall not apply to the Junior Subordinated Notes.

Agreement by Holders to Certain Tax Treatment

Each holder of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Notes constitute debt and will treat the Junior Subordinated Notes as debt for United States federal, state and local tax purposes.

Description of the Replacement Capital Covenant

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the Replacement Capital Covenant.

We will covenant in the Replacement Capital Covenant for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Junior Subordinated Notes that we will not redeem or repurchase the Junior Subordinated Notes on or before December     , 2036, unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at the time of redemption or repurchase.

Our covenants in the Replacement Capital Covenant run only to the benefit of the holders of the designated series of our long-term indebtedness. The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the subordinated indenture or the Junior Subordinated Notes.

Our ability to raise proceeds from the sale of securities that qualify under the Replacement Capital Covenant during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities.

The Replacement Capital Covenant may be terminated if the holders of a majority of the then outstanding principal amount of the then existing covered debt agree to terminate the Replacement Capital Covenant, or if we no longer have outstanding any indebtedness that qualifies as covered debt, and will terminate on December     , 2036 if not terminated earlier.

Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of the Junior Subordinated Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (sometime referred to as the Code), Treasury regulations, rulings of the Internal Revenue Service (sometimes referred to as the IRS), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a “U.S. Person” is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes; (b) an entity that is classified for U.S. federal income tax purposes as a corporation or a partnership and that is organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Junior Subordinated Note (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”) that is a U.S. Person, and a “Non-U.S. Holder” is any beneficial owner of the Junior Subordinated Notes (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”) that is not a U.S. Holder. If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns Junior Subordinated Notes, the tax treatment of a member of the entity will depend on the status of the members and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, is not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and that owns Junior Subordinated Notes, and any members of such an entity, should consult their tax advisors.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, persons who hold Junior Subordinated Notes as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Persons whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not address any aspects of state, local, or foreign taxation. This summary only applies to those persons who purchase Junior Subordinated Notes in the initial offering at the initial offering price and who hold Junior Subordinated Notes as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, BENEFICIAL OWNERS OF JUNIOR SUBORDINATED NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SUCH BENEFICIAL OWNERS OR ANY OTHER PERSONS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE OFFERING OF JUNIOR SUBORDINATED NOTES OR OTHER MATTERS ADDRESSED HEREIN; AND (C) BENEFICIAL OWNERS OF JUNIOR SUBORDINATED NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A BENEFICIAL OWNER OF JUNIOR SUBORDINATED NOTES.

Classification of the Junior Subordinated Notes as Indebtedness

The determination of whether an instrument is classified as indebtedness, rather than as equity, for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial, or administrative authority that directly addresses the U.S. federal income tax treatment of an instrument similar to the Junior Subordinated Notes. Based upon an analysis of the relevant facts and circumstances, Foley & Lardner LLP, our tax counsel, will provide us with an opinion to the effect that, although the matter is not free from doubt, the Junior Subordinated Notes will be treated as indebtedness for U.S. federal income tax purposes. This opinion will be based in part on certain representations made by us to Foley & Lardner LLP and upon certain customary assumptions. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. We agree, and by acquiring an interest in a Junior Subordinated Note each beneficial owner of a Junior Subordinated Note will agree, to treat the Junior Subordinated Notes as indebtedness for U.S. federal income tax purposes. The remainder of this summary assumes that the Junior Subordinated Notes are classified as indebtedness for U.S. federal income tax purposes. Beneficial owners of Junior Subordinated Notes should consult their own tax advisors regarding the tax consequences if the Junior Subordinated Notes are not treated as indebtedness for U.S. federal income tax purposes.

Original Issue Discount

Under the applicable U.S. Treasury regulations, the possibility that interest on the Junior Subordinated Notes might be deferred could result in the Junior Subordinated Notes being deemed to be issued with original issue discount (sometimes referred to as OID), unless the likelihood of a deferral is remote within the meaning of the regulations. We have determined that the likelihood of interest deferral is remote and we therefore believe that the possibility of such a deferral will not result in the Junior Subordinated Notes being deemed to be issued with OID.

Regardless of our determination, however, the IRS may assert that the likelihood of interest deferral is not remote. If the likelihood of interest deferral were determined not to be remote, or if interest were in fact deferred, the Junior Subordinated Notes would be deemed to be issued with OID at the time of issuance or at the time that any such deferral actually occurs, as the case may be. Then, all stated interest on the Junior Subordinated Notes would thereafter be treated as OID as long as the Junior Subordinated Notes remain outstanding. In such an event, a beneficial owner would be required to accrue interest income on its Junior Subordinated Notes using a constant yield method, regardless of that beneficial owner’s regular method of accounting, and would be required to accrue interest income before the beneficial owner actually receives any cash payment attributable to that interest.

If the Junior Subordinated Notes are deemed to be issued with OID at the time of issuance, or at a subsequent time by reason of an actual interest deferral, a beneficial owner’s tax basis in the Junior Subordinated Notes generally will be its initial purchase price (net of accrued interest paid upon purchase), increased by OID previously includible in that beneficial owner’s gross income to the date of disposition, and decreased by payments received by that beneficial owner on the Junior Subordinated Note since and including the date that the Junior Subordinated Notes were deemed to be issued with OID.

The remainder of this summary assumes that the Junior Subordinated Notes are not deemed to be issued with OID.

U.S. Holders

Interest and gains upon disposition

The interest on the Junior Subordinated Notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid (in accordance with the U.S. Holder’s method of tax accounting).

In the case of a sale or other disposition (including a retirement) of a Junior Subordinated Note, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the Junior Subordinated Note.

A gain or loss recognized by a U.S. Holder on a sale or other disposition of a Junior Subordinated Note generally will constitute capital gain or loss. Capital gains recognized by an individual upon the sale or other disposition of a Junior Subordinated Note that is held for more than one year are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of a capital loss recognized upon the sale or other disposition of a Junior Subordinated Note is subject to limitations.

Backup withholding and information reporting

In general, information reporting requirements will apply with respect to payments of principal and interest on the Junior Subordinated Notes to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition of the Junior Subordinated Notes. In addition, a U.S. Holder may be subject to a backup withholding tax on payments with respect to the Junior Subordinated Notes if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Interest and gains upon disposition

Interest earned on a Junior Subordinated Note by a Non-U.S. Holder will be considered “portfolio interest”, and will not be subject to U.S. federal income tax or withholding, if:

•	the Non-U.S. Holder is neither (i) a “controlled foreign corporation” that is related to us as described in Section 881(c)(3)(C) of the Code, (ii) a bank receiving the interest on a loan made in the ordinary course of its business, nor (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the voting power of all our stock;

•	the certification requirements described below are satisfied; and

•	the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder.

In general, the certification requirements will be satisfied if either (a) the beneficial owner of the Junior Subordinated Note timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such owner is a Non-U.S. Holder and provides its name and address, or (b) a custodian, broker, nominee, or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the Junior Subordinated Note in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such statement has been received from a Non-U.S. Holder by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold U.S. tax a copy thereof.

Any interest earned on a Junior Subordinated Note, and any gain recognized upon a sale or other disposition (including a retirement) of a Junior Subordinated Note, that is effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates (and, if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, may also be subject to a U.S. branch profits tax). Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to us or to the person who otherwise would be required to withhold U.S. tax.

Any payments to a Non-U.S. Holder of interest that do not qualify for the “portfolio interest” exemption, and that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable tax treaty).

Any gain recognized by a Non-U.S. Holder upon a sale or other disposition (including a retirement) of a Junior Subordinated Note will not be subject to U.S. federal income tax or withholding if (a) the gain is not effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder, and (b) in the case of a Non-U.S. Holder who is an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the individual does not have a “tax home” in the United States and the gain is not attributable to an office or other fixed place of business maintained in the United States by the individual.

Backup withholding and information reporting

Any payments of interest on the Junior Subordinated Notes to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, whether or not such interest is exempt from U.S. withholding tax pursuant to a tax treaty or the “portfolio interest” exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of interest on the Junior Subordinated Notes to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that the Non-U.S. Holder certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a U.S. Person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of a Junior Subordinated Note by or through a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a U.S. Person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Underwriting

General

We are selling the Junior Subordinated Notes to the underwriters named in the table below pursuant to an underwriting agreement, dated                      , 2006, by and among us and the underwriters named below. Subject to certain conditions, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Junior Subordinated Notes set forth opposite that underwriter’s name in the table below

Name	Principal Amount of Junior Subordinated Notes

J.P. Morgan Securities Inc.	$

Banc of America Securities LLC

Citigroup Global Markets Inc.

Total	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Junior Subordinated Notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Junior Subordinated Notes to the public when and if the underwriters buy the Junior Subordinated Notes from us.

The Junior Subordinated Notes constitute a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes, but the underwriters have not obligated themselves to do so and may discontinue market making at any time without notice. We can give you no assurance as to the liquidity of the trading market for the Junior Subordinated Notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Offering Price, Concessions and Reallowances

The underwriters will initially offer the Junior Subordinated Notes at the initial public offering price set forth on the cover of this prospectus supplement. The underwriters may sell Junior Subordinated Notes to securities dealers at a discount from the initial public offering price of up to 0.    % of the principal amount of Junior Subordinated Notes. Any such securities dealers may resell any Junior Subordinated Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.    % of the principal amount of notes. If the underwriters do not sell all of the notes at the initial offering price, the underwriters may change the offering price and other selling terms.

Electronic Prospectus Delivery

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of the Junior Subordinated Notes to underwriters for sale to their online brokerage account holders. The representatives will allocate Junior Subordinated Notes to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or prospectus.

Price Stabilization and Penalty Bids

In connection with this offering, the representatives of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase Junior Subordinated Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Junior Subordinated Notes. Syndicate covering transactions involve purchases of Junior Subordinated Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the Junior Subordinated Notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Junior Subordinated Notes to be higher than it would otherwise be in the absence of those transactions. If the representatives engage in stabilizing transactions, syndicate covering transactions or penalty bids, they may discontinue them at any time.

No Public Offering Outside of the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Junior Subordinated Notes, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the Junior Subordinated Notes in any jurisdiction where action for that purpose is required. Accordingly, the Junior Subordinated Notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the Junior Subordinated Notes may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Other Relationships

Certain of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions with, and provide services to, us or our subsidiaries in the ordinary course of business. Affiliates of J.P. Morgan Securities Inc. and Banc of America Securities LLC, the joint book-running managers for this offering, are lenders under our revolving credit facilities. J. P. Morgan Securities Inc. also acted as exclusive financial adviser to us and provided a fairness opinion in connection with the proposed merger with Peoples Energy.

Legal Matters

Our counsel, Foley & Lardner LLP, Milwaukee, Wisconsin, will issue its opinion as to the validity of the Junior Subordinated Notes being issued. Schiff Hardin LLP, Washington, D.C., will issue an opinion for the underwriters as to certain matters relating to the offering of the Junior Subordinated Notes. Sullivan & Cromwell LLP acted as special structuring counsel.

PROSPECTUS

$300,000,000

WPS RESOURCES CORPORATION

700 North Adams Street

P.O. Box 19001

Green Bay, Wisconsin 54307-9001

DEBT SECURITIES

COMMON STOCK

COMMON STOCK PURCHASE RIGHTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

WARRANTS TO PURCHASE COMMON STOCK

WARRANTS TO PURCHASE DEBT SECURITIES

TRUST PREFERRED SECURITIES OF CERTAIN TRUSTS

GUARANTEED BY WPS RESOURCES CORPORATION

We may offer these securities, and the trusts, which we may form in the future, may offer trust preferred securities, in amounts, at prices and on terms determined at the time of offering. Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold. The supplement or other offering material may add, update or change information contained in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “WPS”.

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

You should read this prospectus and any supplement carefully before you invest.

See “ Risk Factors” in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2006,

as amended November 27, 2006.

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our securities and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement and/or other offering material. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus, any prospectus supplement or any other offering material. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of the prospectus, prospectus supplement or other offering material, as applicable.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus together with any accompanying prospectus supplement and/or other offering material to understand the terms of our securities or the trusts’ securities. Together these documents will give the specific terms of the securities we or the trusts are offering. You should also read the documents we have incorporated by reference into this prospectus or any accompanying prospectus supplement and/or other offering material for information on us and our financial statements.

Securities to be Offered

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we and the trusts may offer and sell from time to time securities in one or more offerings. We may offer and sell the following securities: debt securities, common stock with associated common stock purchase rights, stock purchase contracts, stock purchase units, warrants to purchase common stock or debt securities and guarantees. This prospectus provides you with a general description of these securities.

The trusts may offer their preferred securities, which we will refer to in this prospectus as “trust securities.” We will guarantee the trusts’ obligations under the trust securities, as described in the applicable prospectus supplement and/or other offering material.

Each time we or the trusts offer securities, we will provide you with a prospectus supplement and possibly other offering material that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus.

Debt Securities

We may offer unsecured general obligations of our company, which may be senior or subordinated. We will refer to the senior debt securities and the subordinated debt securities together in this prospectus as the “debt securities.” The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except any indebtedness issued in the future that is stated to be not superior to, or to have the same rank as, the subordinated debt securities.

Claims of creditors and any preferred shareholders of each of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. The debt securities therefore will be effectively subordinated to creditors, including holders of secured indebtedness, and preferred shareholders of our subsidiaries.

The senior debt securities will be issued under an indenture between us and U.S. Bank National Association, formerly known as Firstar Bank, National Association. We may amend or supplement the indenture from time to time. The subordinated debt securities will be issued under an indenture between us and the trustee we name in a prospectus supplement. We encourage you to read the indentures, which are exhibits to this registration statement (as incorporated by reference), and our recent periodic and current reports that we file with the Securities and Exchange Commission.

Summary of Material Indenture Provisions that Apply to Senior and Subordinated Debt Securities

Neither indenture limits the amount of debt that we may incur. In addition, neither indenture provides holders with any protection should there be a recapitalization or restructuring involving our company.

The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations relating to the debt securities.

The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities generally may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of payments of principal or interest or other payments for a series of debt securities, every holder in the series must consent.

We may discharge our obligations under either indenture by depositing with the trustee sufficient funds or government obligations to pay the senior or subordinated debt securities, as applicable, when due.

EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

•	If we do not pay interest for 30 days after its due date.

•	If we do not pay principal or premium when due.

•	If we continue to breach a covenant in the debt securities of the series or in the applicable indenture respecting that series for 60 days after notice.

•	If we enter bankruptcy or become insolvent.

If an event of default occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action. If the event of default is due to our bankruptcy or insolvency, the outstanding principal amount of all the debt securities will become immediately payable, without any action on the part of the trustees or the holders of the debt securities.

Summary of Material Indenture Provisions that Apply Only to Senior Debt Securities

Under the senior indenture, our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default.

The senior indenture requires us, so long as any senior debt securities are outstanding:

•	to own all of the outstanding shares of voting common stock of Wisconsin Public Service Corporation unless we transfer the shares pursuant to our merger or consolidation or sale of substantially all of our properties.

•	not to pledge or grant a security interest or permit any pledge, security interest or other lien upon any common stock of any of our subsidiaries owned directly or indirectly by us to secure indebtedness for money borrowed without securing the senior debt securities equally and ratably with the other secured indebtedness except for:

•	pledges, security interests or encumbrances created to secure the purchase price of the common stock of our subsidiaries,

•	liens and security interests existing at the time of our acquisition of the shares or

•	any extension or renewal of any permitted pledge, security interest or encumbrance.

Summary of Material Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all senior indebtedness. In addition, as previously noted under “Debt Securities”, claims of the creditors and preferred shareholders of each of our subsidiaries will have priority with respect to that subsidiary’s assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Common Stock (With Associated Common Stock Purchase Rights)

We may offer shares of our common stock, par value $1.00 per share. Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors. Each holder of our common stock is entitled to one vote per share. The holders of our common stock have no preemptive rights or cumulative voting rights. Our restated articles of incorporation do not presently authorize our company to issue preferred stock or other stock having rights prior to those of the holders of our common stock.

Each share of our common stock will have an associated right to purchase one share of our common stock at an exercise price of $85 per share. The rights are not presently exercisable. Under certain circumstances, however, each right will entitle the holder to purchase at the exercise price our common stock having a market value of twice the exercise price. See “DESCRIPTION OF COMMON STOCK—Pre-emptive Rights; Common Stock Purchase Rights” in this prospectus. These rights are scheduled to expire on December 11, 2006.

Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts that obligate you to purchase from us, and obligate us to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from you, and obligate you to sell to us, a specified or varying number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock under the stock purchase contracts, either:

•	common stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

The applicable prospectus supplement and/or other offering material will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts.

Warrants to Purchase Common Stock and Debt Securities

We may issue warrants to purchase common stock or debt securities. We may issue any of these warrants independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the applicable prospectus supplement and/or other offering material relating to the warrants.

Each warrant will entitle the holder to purchase for cash the principal amount of shares of common stock or debt securities at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement and/or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement and/or other offering material. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, the shares of common stock or debt securities purchasable upon exercise will be forwarded to you. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

The exercise price payable and the number of shares of common stock purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding, will be subject to adjustment if specified events occur, including the issuance of a stock dividend to holders of common stock, subdivision or reclassification of common stock. Holders of stock warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of directors of WPS Resources or any other matter, or to exercise any rights whatsoever as shareholders of WPS Resources.

Trust Securities and Guarantees

We may form Delaware statutory trusts, each pursuant to a declaration of trust or similar instrument to be executed by us as sponsor for each trust and their respective trustees. The trusts will issue and sell their preferred securities.

Unless an applicable prospectus supplement or other offering material provides otherwise, each trust will exist solely to:

•	issue and sell preferred securities, which we refer to as trust securities. The proceeds of the trust securities will be invested in a specified series of our debt securities;

•	issue and sell common securities to us in exchange for cash. The proceeds from the sale will be invested in additional series of our debt securities; and

•	engage in other activities only as are necessary, convenient or incidental to the above two purposes.

We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust securities holders of each trust, the trust guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust securities holders or by causing the applicable trust to pay the required amounts to the holders.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We also filed a Registration Statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov or on our website located at http://www.wpsr.com.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference (a) the consolidated financial statements and the related financial statement schedules of Peoples Energy Corporation included in Peoples Energy Corporation’s current report on Form 8-K dated and filed June 30, 2006, (b) management’s report on the effectiveness of internal control over financial reporting of Peoples Energy Corporation included in Peoples Energy Corporation’s annual report on Form 10-K/A for the year ended September 30, 2005, and (c) the consolidated financial statements of Peoples Energy Corporation included in Peoples Energy Corporation’s quarterly reports on Form 10-Q for the quarters ended December 31, 2005 (as updated by Peoples Energy Corporation’s current report on Form 8-K dated and filed June 30, 2006), March 31, 2006 and June 30, 2006. We also incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

WPS Resources SEC Filings (File No. 001-11337)	Filing Date
Annual Report on Form 10-K for the year ended December 31, 2005	February 28, 2006

Quarterly Report on Form 10-Q for the quarter ended March 31, 2006	May 4, 2006

Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	August 3, 2006

Quarterly Report on Form 10-Q for the quarter ended September 30, 2006	November 2, 2006

Current Report on Form 8-K dated February 8, 2006	February 13, 2006

Current Report on Form 8-K dated June 9, 2006	June 15, 2006

Current Report on Form 8-K dated July 1, 2006	July 5, 2006

Current Report on Form 8-K dated July 8, 2006	July 11, 2006

Current Report on Form 8-K dated July 10, 2006	July 10, 2006

Current Report on Form 8-K dated July 12, 2006	July 12, 2006

Current Report on Form 8-K dated July 13, 2006	July 14, 2006

Current Report on Form 8-K dated August 9, 2006, revising indicated sections of WPS Resources’ Annual Report on Form 10-K for the year ended December 31, 2005 and the March 31, 2006 Form 10-Q for the impact of discontinued operations

August 9, 2006

Current Report on Form 8-K dated September 21, 2006	September 27, 2006

Current Report on Form 8-K dated October 3, 2006	October 3, 2006

Current Report on Form 8-K dated November 21, 2006	November 21, 2006

Definitive Proxy Statement for 2006 Annual Meeting of Shareholders	April 7, 2006

Definitive Joint Proxy Statement/Prospectus for Special Shareholder Meetings of WPS Resources and Peoples Energy on December 6, 2006	October 17, 2006

Description of Common Stock contained in Registration Statement on Form 8-B	June 1, 1994

Description of Common Stock Purchase Rights contained in Registration Statement on Form 8-A	December 13, 1996

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

WPS Resources Corporation
Attn: Secretary
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1727

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement and/or other offering material. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or other offering material is accurate as of any date other than the date on the front of the prospectus, the prospectus supplement or other offering material.

THE COMPANY

We are a holding company, based in Green Bay, Wisconsin. Our principal subsidiary is Wisconsin Public Service Corporation, a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of Michigan. Our other major subsidiaries include Upper Peninsula Power Company, a regulated electric utility operating in the northern half of Michigan’s Upper Peninsula, Michigan Gas Utilities Corporation, a regulated gas distribution utility operating in the southern portion of Michigan’s lower peninsula and a nonregulated subsidiary, WPS Energy Services, Inc. WPS Energy Services, Inc., provides energy and related products and services in the nonregulated energy market in the northeast quadrant of the United States and eastern portions of Canada and is currently establishing operations in Texas. WPS Energy Services, through a subsidiary, develops, owns and operates nonregulated electric generation facilities and steam production facilities in various locations in the United States and New Brunswick, Canada, as well as a portion of a synthetic fuel processing facility.

THE TRUSTS

We may form Delaware statutory trusts, each pursuant to a declaration of trust or similar instrument to be executed by us as sponsor for each trust and their respective trustees. We refer to the trusts, whether one or more, collectively, as the trusts. The declaration of trust for each of the trusts, substantially in the form incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, sets forth the terms and conditions under which the trusts will issue and sell their preferred securities.

Unless an applicable prospectus supplement provides otherwise, each trust exists solely to:

•	issue and sell preferred securities, which we refer to as “trust securities.” The proceeds of the trust securities will be invested in a specified series of our debt securities;

•	issue and sell common securities to us in exchange for cash. The proceeds from the sale will be invested in additional series of our debt securities; and

•	engage in other activities only as are necessary, convenient or incidental to the above two purposes.

None of the trusts will borrow money, issue debt, reinvest proceeds derived from investments, pledge any of its assets, nor otherwise undertake or permit to be undertaken any activity that would cause it to not be classified as a grantor trust for United States federal income tax purposes.

We will own all of the common securities of the trusts. As the holder of the common securities of the trusts, we will receive payments that will be made on a ratable basis with the trust securities. However, our right to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the right of the trust securities holders if there is a continuing event of default under the declaration of trust. We will acquire common securities of the trusts having an aggregate liquidation amount equal to the percentage set forth in the applicable prospectus supplement of the total capital of each trust.

Each trust will have a set term, but may end earlier if its declaration of trust so provides. We will pay all fees and expenses related to each trust and the offering of the trust securities by each trust. The principal place of business of each trust is c/o WPS Resources Corporation, 700 North Adams Street, Green Bay, Wisconsin 54307-9001. The telephone number is (920) 433-1727.

The trustees of each trust will conduct the business and affairs of their respective trusts. The trustees’ duties and obligations will be governed by the declaration of trust of their respective trust. As the holder of common securities of the trusts, we will be entitled to appoint, remove, replace, or change the number of trustees for each trust.

Each trust will include the following trustees:

•	at least one regular trustee, which is a person who is an employee or officer of or who is affiliated with us;

•	at least one property trustee, which is a financial institution that is not affiliated with us and which will act as property trustee and indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms described in an applicable prospectus supplement; and

•	at least one Delaware trustee, which is an individual resident of, or a legal entity with a principal place of business in, the State of Delaware, unless the trust’s property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law.

The trustees of each trust are collectively referred to as the trustees.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material. The trusts will use all proceeds from the sale of trust securities to purchase our debt securities, unless otherwise indicated in an applicable prospectus supplement and/or other offering material.

DESCRIPTION OF DEBT SECURITIES

The following description of the material terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any series of debt securities will be described in the prospectus supplement and/or other offering material relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1999 between us and U.S. Bank National Association (f/k/a Firstar Bank, National Association), Saint Paul, Minnesota, as trustee. This indenture is referred to as the “senior indenture.” The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the “subordinated indenture.” This prospectus refers to the senior indenture and the subordinated indenture together as the “indentures.”

The following is a summary of all of the material terms of the indentures. Copies of the entire indentures are filed as exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference.

General

Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement and/or other offering material relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date on which the debt securities will mature;

•	the interest rate or rates, or the method of determining those rates;

•	the date from which interest will accrue or the method for determining such date;

•	the interest payment dates and the regular record dates;

•	the places where payments may be made;

•	any mandatory or optional redemption provisions;

•	any sinking fund or analogous provisions;

•	the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

•	any additions to the events of default or covenants included in the indenture under which the debt securities are issued, as described in this prospectus;

•	if other than U.S. dollars, the currency or currencies, or units based on or related to currencies, in which payments on the debt securities will be payable;

•	whether the debt securities will be issued in the form of a global security; and

•	any other specific terms of the debt securities.

The debt securities will be registered debt securities and, unless otherwise specified in the prospectus supplement and/or other offering material, will be payable in U.S. dollars in denominations of $1,000 or an integral multiple of $1,000. (Sections 2.01 and 3.01)

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The accompanying prospectus supplement and/or other offering material will also contain any special tax, accounting or other information relating to original issue discount securities or to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for those purposes. Except as otherwise described in a prospectus supplement and/or other offering material, no service charge will be payable upon the transfer or exchange of debt securities, except for any applicable tax or governmental charge. (Section 3.05) The designated security registrar for the senior debt securities is U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, Saint Paul, MN 55107. The security registrar for the subordinated debt securities will be designated in a prospectus supplement and/or other offering material.

In the event of any redemption of any series of debt securities, we will not be required to:

1.	issue, register the transfer, or exchange, of debt securities of any series between the opening of business 15 business days before the date of the mailing of the notice of redemption of the debt securities of that series to be redeemed and the close of business on the date of mailing of the relevant notice of redemption; or

2.	register the transfer of, or exchange, any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

Payment and Paying Agent

We will pay principal, interest and any premium on debt securities which are not global securities at the office of the paying agent. We will make payment of interest on the debt securities which are not global securities by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or the accompanying prospectus supplement and/or other offering material. We will also make payments by wire transfer to a U.S. bank designated by a holder of debt securities in an aggregate principal amount of at least $10,000,000, all of which have the same interest payment dates, upon receipt of a written request from the holder, on or before the record date for the payment, designating the account to which the payment is to be made. (Section 2.05)

If any amount payable on any debt security remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security will look only to us for payment. (Section 10.07)

The paying agent for the senior debt securities is U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, Saint Paul, MN 55107. The paying agent for the subordinated debt securities will be designated in the accompanying prospectus supplement and/or other offering material.

Book-Entry Securities

We may initially issue the debt securities of any series in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the accompanying prospectus supplement and/or other offering material, The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for each series of debt securities that are issued as fully-registered securities. The indenture trustee will register in the name of Cede & Co. (DTC’s partnership nominee) (or such other nominee as may be requested by an authorized representative of DTC) those securities for which DTC is acting as depositary. Individual purchases of book-entry interests in any of the debt securities will be made in book-entry form. So long as Cede & Co., as nominee of DTC, or another nominee of DTC is the securityholder, references in this prospectus to holders of the debt securities or registered owners will mean Cede & Co. or another nominee of DTC, rather than the owners of beneficial ownership interests in the debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions such as transfers and pledges of deposited securities through electronic computerized book-entry changes in accounts of DTC direct participants, thereby eliminating the need for physical movement of securities certificates. DTC direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of the DTC direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Anyone desiring to purchase debt securities under the DTC system must make these purchases by or through DTC direct participants which will receive a credit for the debt securities on DTC’s records. The direct and indirect participants will in turn record the ownership interest of each actual purchaser of the debt securities on the records of the direct or indirect participant. DTC will not provide beneficial owners of the debt securities with written confirmations of their purchases. Owners of book-entry interests should receive from the direct or indirect participant written confirmations of their purchases providing details of the beneficial owners transactions, as well as periodic statements of their holdings. DTC direct and indirect participants are to effect transfers of beneficial ownership interests by entries made on the books of the DTC direct or indirect participants acting on behalf of the beneficial owners. Owners of beneficial interests in the debt securities will not receive or be entitled to receive certificates representing their ownership interests in the debt securities, except as described below upon the discontinuance of the use of the book-entry system.

Principal and the redemption price of, and interest payments on the debt securities held by or on behalf of DTC as depositary will be made to Cede & Co., as nominee of DTC (or to such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit the accounts of DTC direct participants upon DTC’s receipt from the issuer or trustee of funds and corresponding detail information on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC direct and indirect participants to owners of beneficial ownership interests in the debt securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC direct or indirect participant and not of DTC, the indenture trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC is responsible for disbursing such payments to the appropriate DTC direct participants, and those DTC direct participants, and any indirect participants, are in turn responsible for disbursing the payment to the owners of beneficial ownership interests.

To facilitate subsequent transfers, the indenture trustee will register all debt securities which DTC direct participants deposit with DTC in the name of DTC’s partnership nominee, Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the DTC direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to DTC direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners of debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The indenture trustees will send redemption notices to DTC. If we are redeeming less than all of the debt securities within an issue, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. or any other nominees of DTC will consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. or other nominee of DTC to those DTC direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as debt securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the indenture trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will cause debt security certificates to be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we, the indenture trustees nor any underwriter takes any responsibility for the accuracy of the description of DTC’s business organization and procedures.

Neither we nor the trustees under the indentures will have any responsibility or obligation to any DTC direct or indirect participant or any owner of a book-entry interest or any other person not shown on the registration books of the trustees as being a holder of the debt securities with respect to: (1) any debt securities; (2) the accuracy of any records maintained by DTC or any DTC direct or indirect participant; (3) the payment by DTC or any DTC direct or indirect participant of any amount due to any owner of a book-entry interest in respect of the principal or redemption price of or interest on the debt securities; (4) the delivery by DTC or any DTC direct or indirect participant of any notice to any owner of a book-entry interest which is required or permitted under the terms of the indentures to be given to holders of the debt securities; (5) the selection of the owners of a book-entry interest to receive payment in the event of any partial redemption of any senior debt securities; or (6) any consent given or other action taken by DTC or its nominee as holder of the debt securities.

Limitation on Merger, Consolidation and Certain Sales of Assets

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

1.	the successor is a corporation;

2.	the successor expressly assumes on the same terms and conditions all the obligations under the debt securities and the indentures;

3.	immediately after giving effect to the transaction, there is no default under the applicable indenture; and

4.	we deliver to the trustees a certificate and an opinion of counsel stating that the transaction complies with the indentures. (Sections 8.01 and 8.02)

The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 8.03)

There is inherent uncertainty in the phrase “all or substantially all.” This uncertainty may make it difficult for holders of the debt securities to (1) determine whether our covenant relating to consolidation, merger and sale of our properties and assets to another person has been breached, (2) declare an event of default and (3) exercise their acceleration rights. Further, interpretation of this phrase as it relates to any transfer of our properties and assets will be governed by applicable law and will be dependent upon the particular facts and circumstances. In the event the holders of the debt securities attempt to exercise their rights under the indenture following the occurrence of a particular transfer or series of transfers that they believe constitutes a transfer of “all or substantially all” of our properties and assets and we contest such exercise, we cannot provide any assurance as to how a court would interpret the phrase “all or substantially all.”

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 4.01)

Each indenture contains a provision that permits either (1) our discharge from all of our obligations with respect to any series of debt securities then outstanding other than our obligations relating to temporary securities issued for the debt securities (Section 3.04), registration of transfer and exchange of the debt securities (Section 3.05), replacement of mutilated, destroyed, lost or stolen debt securities (Section 3.06), maintenance of paying agencies (Section 10.02) and holding money for payment in trust (Section 10.07); or (2) our release from our obligations under covenants respecting any series of debt securities and from the consequences of an event of default resulting from the breach of those covenants other than our obligations relating to temporary securities issued for the debt securities (Section 3.04), registration of transfer and exchange of the debt securities (Section 3.05), replacement of mutilated, destroyed, lost or stolen debt securities (Section 3.06), the order in which money collected is applied (Section 5.06), the restoration of rights and remedies (Section 5.09), the resignation and removal of the trustee and the appointment of a successor (Section 6.10), the payment of principal and interest (Section 10.01), maintenance of paying agencies (Section 10.02) and holding money for payment in trust (Section 10.07).

To exercise either of these two options, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the series of debt securities. This amount may be made in cash and/or U.S. government obligations. (Sections 13.02 and 13.03) As a condition to exercising either of the above options, we must deliver to the trustee a ruling directed to the trustee from the Internal Revenue Service or an opinion of counsel based on an Internal Revenue Service Ruling or a change in applicable federal income tax law since the date of the indenture, in each case to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the action had not taken place. (Section 13.04)

If we exercise either of these options, the holders of the debt securities of the series affected will be entitled to receive, solely from the trust fund, payments of principal, interest and premium on the debt securities and will not be entitled to any of the other benefits of the indenture, except for limited provisions including our obligations respecting registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, maintenance of paying agencies and holding moneys for payment in trust. (Sections 13.02 and 13.03)

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

•	our failure to pay interest on any debt security for 30 days after it is due;

•	our failure to pay the principal or any premium on any debt securities when due;

•	our failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of that series for 60 days after being given notice of the failure; and

•	our entering into bankruptcy or becoming insolvent.

In addition, under the senior indenture our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default under the senior indenture. Under each indenture, failure to observe or perform an obligation like replacing mutilated, lost or stolen debt securities of a particular series is an event of default for that series only and not for any other series of debt securities. This is in contrast to defaulting on the payment of interest or principal on a particular series of debt securities, which is an event of default for all other series of debt securities. (Section 5.01)

Each indenture requires the trustee to give the holders of a series of debt securities notice of a default with respect to that series within 30 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 6.02)

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee security or indemnity to its reasonable satisfaction against the potential costs, expenses and liabilities of complying with such request or direction. (Section 6.03) Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 5.12)

Under each indenture, if an event of default with respect to any series of debt securities (other than due to events of bankruptcy, insolvency or reorganization) occurs, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us and to the trustee, may declare the unpaid principal of and accrued interest on all the debt securities of that series to be due and payable immediately and, upon any such declaration, the debt securities of that series will become immediately due and payable.

Under each indenture, if an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding debt securities of any series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of any debt security of that series. (Section 5.02)

Under each indenture, the holders of not less than a majority of the principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences with respect to the debt securities of a series if:

•	all existing events of default, other than the nonpayment of principal of and interest on the debt securities of that series that have become due solely as a result of such declaration of acceleration, have been cured or waived;

•	to the extent lawful, interest on overdue interest and on overdue principal that has become due otherwise than by reason of such acceleration has been paid;

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all amounts due to the trustee under the indenture have been paid. (Section 5.02)

Each indenture requires us to file annually with the trustee a certificate of our principal executive, financial or accounting officer as to the knowledge of the officer of our compliance with all conditions and covenants under the indenture. (Section 7.04)

Modification of the Indentures

Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and making certain other changes which do not adversely affect the holders in any material respect. (Section 9.01)

Together with the trustee, we may make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity or interest payment date of any debt security;

•	reduce the principal, premium (if any) or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity, payment, or redemption date;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change the redemption provisions of the indenture in a manner adverse to a holder; or

•	change the provisions of the indenture which relate to its modification or amendment. (Section 9.02)

Governing Law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of Wisconsin.

Concerning the Trustees

We may from time to time enter into arms length transactions and maintain customary banking relationships with the trustee under the senior indenture or the trustee under the subordinated indenture, including but not limited to, maintaining lines of credit, borrowing money, maintaining checking account services and other treasury, depository and cash management services.

Senior Debt Securities

The senior debt securities will be unsecured and will rank equally with the $150,000,000 principal amount 7.00% Senior Notes due November 1, 2009, and $100,000,000 principal amount of 5.375% Senior Notes Due December 1, 2012, presently outstanding under the senior indenture and with all of our other unsecured and non-subordinated debt. In the event we are unable or unwilling to satisfy our obligations under the senior indenture (due to insolvency or otherwise) and our debt holders attempt to obtain satisfaction from our subsidiaries, claims of our subsidiaries’ creditors and preferred shareholders will have priority with respect to the assets and earnings of the subsidiaries over the claims of our senior debt holders.

Our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default under the senior indenture.

We agree in the senior indenture that so long as any senior debt securities are outstanding, we will own, directly or indirectly, all of the shares of voting common stock of Wisconsin Public Service Corporation now or hereafter issued and outstanding, unless we transfer or sell these shares in a transaction which complies with the provisions of the senior indenture relating to our merger, consolidation or sale of substantially all of our properties. See “Limitation on Merger, Consolidation and Certain Sales of Assets” in this prospectus. (Section 10.08 of the Senior Indenture)

We agree in the senior indenture that so long as any senior debt securities are outstanding, we will not pledge or grant a security interest in, or permit any pledge, security interest or other lien upon, any common stock of any of our subsidiaries owned directly or indirectly by us to secure any indebtedness for money borrowed, without making effective provision to secure the senior debt securities equally and ratably with the other indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply, however, to (l) the creation or existence of any pledge, security interest, or encumbrance upon any of the common stock of our subsidiaries (A) created at the time of our acquisition of the common stock or within one year after our acquisition of the common stock to secure all or a portion of the purchase price for the common stock or (B) existing on the common stock at the time of our acquisition of it, or (2) any extension, renewal or refunding of any pledge, security interest, or encumbrance described in clause (1). (Section 10.09 of the Senior Indenture)

Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 14.01 of Subordinated Indenture) In addition, claims of our subsidiaries’ creditors and preferred shareholders will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries.

The subordinated indenture defines “senior indebtedness” to mean the principal of, premium, if any, and interest on:

•	all of our indebtedness for money borrowed;

•	indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sales contracts and all of our obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the types previously described of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types previously described of other persons secured by any lien on any of our property, whether or not such obligation is assumed by us.

•	However, the term “senior indebtedness” will not include:

•	any indebtedness which is by its terms subordinated to, or pari passu with, the subordinated debt securities; or

•	any of our obligations to any of our affiliates.

There is no limitation under either indenture on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

Under the subordinated indenture, no payment may be made on the subordinated debt securities, including any redemption or sinking fund payment if:

•	any of our senior indebtedness has not been paid when due and any applicable grace period has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any senior indebtedness has been and remains accelerated as a result of a default.

In the event that we pay or distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive or retain any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 14.03 of Subordinated Indenture) If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to pay it over to the holders of the senior indebtedness or their representatives or trustees, as their interests may appear. (Section 14.03 of Subordinated Indenture)

As a result of the subordination provisions contained in the subordinated indenture, in the event of our insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Claims of creditors and any preferred shareholders of each of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. The subordinated debt securities therefore will be effectively subordinated to creditors, including holders of secured indebtedness, and preferred shareholders of our subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes all of the material terms and provisions of our common stock. Our restated articles of incorporation and rights agreement are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus.

General

We are authorized to issue up to 200,000,000 shares of capital stock consisting of one class only, designated as “common stock” with a par value of $1.00 per share. As of March 23, 2006, 40,242,247 shares of our common stock were issued and outstanding.

The outstanding shares of our common stock are, and any additional shares which we may offer will be, listed on the New York Stock Exchange under the symbol “WPS.”

Dividend and Liquidation Rights

All shares of our common stock will participate equally with respect to dividends and rank equally upon liquidation, subject to the rights of holders of any prior ranking stock which our shareholders may authorize in the future. In the event of our liquidation, dissolution or winding up, the owners of our common stock are entitled to receive pro rata the assets and funds remaining after satisfaction of all of our creditors and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled.

Voting Rights

Except as otherwise described in the immediately following paragraphs and under “Certain Statutory and Other Provisions” below, every holder of our common stock has one vote for each share.

Our shareholders do not have cumulative voting rights. As a result, the holders of shares entitled to exercise more than 50% of the voting power of shares entitled to vote, represented at a meeting at which a majority of the shares entitled to vote is represented, are entitled to elect all of the directors to be elected at the meeting. Under our restated articles of incorporation and by-laws, our board of directors is divided into three classes. One class is elected each year for a three-year term.

Provisions of Our Restated Articles of Incorporation with Possible Anti-takeover Effects

In addition to the provisions of our restated articles of incorporation and by-laws dividing our board of directors into three classes, certain other provisions of our restated articles of incorporation may have the effect of delaying, deferring or preventing a change in control of our company.

Article 5 of our restated articles of incorporation provides that, subject to the exception discussed below, a director may be removed only for cause by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. As defined in article 5, “cause” exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or such director has been adjudged to be liable for negligence or misconduct in the performance of his duty to us in a matter which has a materially adverse effect on our business, and such adjudication is no longer subject to direct appeal. Article 5 also provides for the removal of a director by the shareholders without cause when such removal is recommended by the “requisite vote” of the directors and approved by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. Our restated articles of incorporation define the term “requisite vote” as the affirmative vote of at least two-thirds of the directors then in office plus one director. Unless “cause” is established or removal is recommended by the requisite vote of the directors, a director may not be removed from office even if shareholders possessing a majority of the voting power favor such action. Additionally, pursuant to article 5, vacancies on our board of directors, including those resulting from the removal of a director, may be filled for the unexpired portion of the director’s term by the majority vote of the remaining members of the board.

Article 5 of our restated articles of incorporation provides that those sections of Article III of our by-laws which set forth the general powers, number, qualifications and classification of directors may be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of our common stock generally possessing voting rights in the election of directors, or by the requisite vote of the directors. Article 5 of our articles provides that article 5 may itself be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of our common stock generally possessing voting rights in the election of directors.

Statutory Provisions with Possible Anti-takeover Effects

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of a “resident domestic corporation,” which includes our company, which are held by any person holding in excess of 20% of the voting power in the election of directors of the issuing public corporation’s shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction will not apply to shares acquired directly from us, to shares acquired in a transaction incident to which our shareholders vote to restore the full voting power of such shares, either before or after the acquisition of the shares, and under certain other circumstances.

Except as may otherwise be provided by law, the required affirmative vote of shareholders of a Wisconsin corporation for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote on the transaction. Sections 180.1130 through 180.1134 of the Wisconsin Business Corporation Law provide generally that, in addition to the vote otherwise required by law or the restated articles of incorporation of a “resident domestic corporation,” business combinations must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation’s outstanding voting shares owned by persons other than a “significant shareholder” who is a party to the transaction or an affiliate or associate of such significant shareholder unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. In general, these adequacy-of-price standards provide that the above-referenced vote does not apply if (1) the aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by shareholders of the resident domestic corporation in the business combination is at least equal to the highest of (a) the highest per share price received by any person selling common shares of the same class or series from the significant shareholder whether in the transaction in which the person became a significant shareholder or within the two years before the date of the business combination, (b) the market value per share of the same class or series on the date of the commencement of a tender offer initiated by the significant shareholder, on the date on which the person became a significant shareholder or on the date of the first public announcement of the proposed business combination, whichever is higher, or (c) the highest preferential amount per share to which the holder of shares of the class or series of shares is entitled in a voluntary or involuntary liquidation or dissolution of the resident domestic corporation and (2) the consideration to be received by holders of a class or series of outstanding shares is to be in cash or in the same form as the significant shareholder has previously paid for shares of the same class or series. Section 180.1130 defines “business combination” to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation or any of its subsidiaries with, or the sale or other disposition of substantially all assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. The statute defines “significant shareholder” generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation.

Sections 180.1140 through 180.1145 of the Wisconsin Business Corporation Law provides that a “resident domestic corporation,” which includes our company, may not engage in a “business combination” with an “interested stockholder” within three years after the date on which the interested stockholder acquired his or her 10% or greater interest, unless the corporation’s board of directors approved the business combination, or the acquisition of the 10% or greater interest, before the stock acquisition date. The statute defines “interested stockholder” as a person beneficially owning 10% or more of the aggregate voting power of the stock of such corporation. If the interested stockholder fails to obtain such approval by the board of directors, then even after the three-year period, the interested stockholder may complete a business combination with the corporation only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

Section 196.795 of the Wisconsin statutes applies to holding companies of Wisconsin public utilities, i.e., companies owning beneficially 5% or more of the voting securities of entities owning, operating, managing or controlling a plant or equipment in the state of Wisconsin for the production, transmission, delivery or furnishing of heat, light, water or power directly or indirectly to or for the public. The statute states that no person may hold or acquire directly or indirectly more than 10% of the outstanding voting securities of a public utility holding company with the unconditional power to vote such securities unless the Public Service Commission of Wisconsin determines, after investigation and an opportunity for hearing, that such holding or acquisition is in the best interests of utility customers, investors and the public. Section 196.795 of the Wisconsin statutes applies to our company.

The sections of the Wisconsin law described in the preceding paragraphs and certain provisions of our articles and by-laws, could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and one of our major shareholders.

Preemptive Rights; Common Stock Purchase Rights

No holder of our common stock has any preemptive or subscription rights to acquire shares of our common stock except for the common stock purchase rights attached to each share of our common stock.

On December 12, 1996, our board of directors approved the issuance to shareholders as of December 16, 1996, of a dividend of one right for each outstanding share of our common stock. Rights also attach to shares of our common stock issued after that date. A right will attach to each share of our common stock which we may offer pursuant to this prospectus and a prospectus supplement. These rights are not presently exercisable, but ten days after a person or group acquires 15% or more of our common stock or ten business days (subject to extension) after a person or group announces a tender offer to acquire at least 15% of our common stock, the rights will become exercisable. These rights will entitle each holder of our common stock to purchase one share of our authorized but unissued common stock for each right. The exercise price of each right is $85. Upon the acquisition by any person or group of 15% or more of our common stock, each right, other than rights held by an acquiring party, will entitle the holder to purchase, at the exercise price, shares of our common stock having a market value of two times the exercise price. The agreement setting forth the terms of the rights excludes from its effect the inadvertent acquisition of 15% or more of our common stock, provided there is prompt divestment to less than 15%. We may redeem the rights or may, under certain circumstances, exchange the rights for shares of our common stock, all as provided and subject to the limitations set forth in the agreement setting forth the terms of the rights; otherwise, such rights expire on December 11, 2006.

The rights have anti-takeover effects. The rights will cause substantial dilution to a person who attempts to acquire control of our company without the prior approval of our board of directors. The rights will not affect a transaction approved by our board of directors, because our board has the power to redeem the rights in connection with a transaction that it approves.

Conversion Rights, Redemption Provisions and Sinking Fund Provisions.

Our common stock is not convertible, is not redeemable and has no sinking fund.

Liability to Further Calls or to Assessment

The shares of our common stock which we may offer pursuant to this prospectus and a prospectus supplement will, upon payment of the purchase price, be fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, our employees for services performed, but not exceeding six months’ service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. The substantially identical predecessor to that statute has been judicially interpreted to mean that shareholders of a Wisconsin corporation, like us, are subject to such personal liability, up to an amount equal to the consideration for which their shares were issued, rather than, as that statute states, the aggregate par value of the shares owned by them (which, for us, is $1.00 per share). As of the date of this prospectus, there are no material employment claims outstanding against us.

Restriction on Dividends Payable by Wisconsin Public Service Corporation

We are a holding company, and our ability to pay dividends is largely dependent upon the ability of our subsidiaries to pay dividends to us. The Public Service Commission of Wisconsin has by order restricted our principal subsidiary Wisconsin Public Service Corporation to paying normal dividends on its common stock of no more than 109% of the previous year’s common stock dividend. The Public Service Commission of Wisconsin also requires Wisconsin Public Service Corporation to maintain a capital structure (i.e., the percentages by which each of common stock, preferred stock and debt constitute the total capital invested in a utility) which has a common equity range of 54% to 58%. Each of these limitations may be modified by a future order of the Public Service Commission of Wisconsin. Our right to receive dividends on the common stock of Wisconsin Public Service Corporation is also subject to the prior rights of that corporation’s preferred shareholders and to provisions in that corporation’s restated articles of incorporation. The provisions in the restated articles of Wisconsin Public Service Corporation provide (1) that if Wisconsin Public Service Corporation’s “capitalization ratio” (namely, the ratio of the capital represented by Wisconsin Public Service Corporation’s common stock, including premiums on such common stock, plus the surplus accounts of Wisconsin Public Service Corporation to the total capital and surplus accounts of Wisconsin Public Service Corporation) is 25% or greater, then it may not make any dividend payments that would reduce the capitalization ratio below 25% unless there is no breach of (2) or (3) below; (2) that if the capitalization ratio is 20% or more, but less than 25%, then Wisconsin Public Service Corporation may make dividend payments that do not exceed 75% of its prior twelve month net income; or (3) that if the capitalization ratio is less than 20%, then Wisconsin Public Service Corporation may make dividend payments that do not exceed 50% of its prior twelve month net income.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts that obligate you to purchase from us, and obligate us to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from you, and obligate you to sell to us, a specified or varying number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock under the stock purchase contracts, either:

•	common stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock, we will include in the prospectus supplement and/or other offering material information about the issuer of the debt securities. Specifically, if the issuer has a class of securities registered under the Securities Exchange Act of 1934 and is either eligible to register its securities on Form S-3 under the Securities Act of 1933 or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt securities.

The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require you to secure your obligations in a specified manner and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

The applicable prospectus supplement and/or other offering material will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. Material United States federal income tax considerations applicable to the stock purchase contracts or stock purchase units will also be discussed in the applicable prospectus supplement and/or other offering material.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK

We may issue, alone or together with common stock, warrants for the purchase of common stock. The stock warrants will be issued under a stock warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

If stock warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the stock warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation and terms of the common stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of shares of common stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

Exercise of Stock Warrants

Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holders election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material. The payment must be made in U.S. dollars, unless otherwise provided in the related prospectus supplement and/or other offering material. Upon the stock warrant agent’s receipt of the surrendered stock warrant certificates and payment of the aggregate exercise price of the stock warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate representing the number of shares of common stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrant holder a new stock warrant certificate representing the unexercised stock warrants.

Anti-dilution and Other Provisions

The exercise price payable and the number of shares of common stock purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding, will be subject to adjustment if specified events occur, including the issuance of a stock dividend to holders of common stock or the subdivision or reclassification of common stock. In lieu of adjusting the number of shares of common stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% of the number of shares purchasable. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. In the case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock into which the stock warrants were exercisable immediately prior to the consolidation, merger, or sale or conveyance, subject to payment of the aggregate exercise price of the stock warrants.

No Rights as Shareholders

Holders of stock warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of directors of WPS Resources or any other matter, or to exercise any rights whatsoever as shareholders of WPS Resources.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

We may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard debt warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

If debt warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the debt warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Holders of debt warrants do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the related indenture except as otherwise provided in the related indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the warrant agent office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates must be accompanied by payment of the aggregate exercise price of the debt warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material.

Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrant holder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued representing the unexercised debt warrants.

DESCRIPTION OF TRUST SECURITIES

The trusts may from time to time offer under this prospectus trust preferred securities, which we refer to as “trust securities.” When the trusts offer to sell a particular series of trust securities, we will describe the material terms of that series in a prospectus supplement and/or other offering material. Each trust’s declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Unless otherwise stated in a prospectus supplement and/or other offering material, the trust securities will be issued pursuant to one or more trust agreements, which we will describe in a prospectus supplement and/or other offering material. Each trust’s form of trust agreement will be filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of trust agreement for provisions that may be important to you.

Each declaration of trust will authorize the trustees of each trust to issue on behalf of the trust one series of trust securities and one series of common securities. The trust securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the common securities of the trusts will be issued directly or indirectly to us.

The trust securities will have the terms, including interest, dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable declaration of trust or made part of the declaration of trust by the Trust Indenture Act of 1939, as amended.

Refer to the applicable prospectus supplement and/or other offering material relating to the trust securities of each trust for specific terms, including:

•	the distinctive designation of trust securities;

•	the number of trust securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust securities issued by the trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

•	whether distributions on trust securities issued by the trust will be cumulative, and, in the case of trust securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust securities issued by the trust will be cumulative;

•	the amount or amounts which will be paid out of the assets of the trust to the trust securities holders upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the terms and conditions, if any, under which trust securities may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which the conversion right will expire;

•	the terms and conditions, if any, upon which the related series of our debt securities may be distributed to trust securities holders;

•	the obligation, if any, of the trust to purchase or redeem trust securities issued by the trust and the price or prices at which, the period or periods within which and the terms and conditions upon which trust securities issued by the trust will be purchased or redeemed, in whole or in part, pursuant to the obligation;

•	the voting rights, if any, of trust securities issued by the trust in addition to those required by law, including the number of votes per trust security and any requirement for the approval by the trust securities holders, as a condition to specified action or amendments to the applicable declaration of trust; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust securities issued by the trust that are consistent with the applicable declaration of trust or applicable law.

Pursuant to the applicable declaration of trust, the property trustee will own our debt securities purchased by the applicable trust for the benefit of us and the trust securities holders. The payment of dividends out of money held by the applicable trust, and payments upon redemption of trust securities or liquidation of any trust, will be guaranteed by us to the extent described below under “Description of Trust Guarantees.”

Specific United States federal income tax considerations applicable to an investment in trust securities will be described in the applicable prospectus supplement and/or other offering material.

In connection with the issuance of trust securities, each trust will also issue one series of common securities to us. Each declaration of trust will authorize the regular trustees of a trust to issue on behalf of the trust one series of common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights or the restrictions described in the applicable declaration of trust. Except as otherwise provided in the applicable prospectus supplement and/or other offering material, the terms of the common securities of the trusts will be substantially identical to the terms of the trust securities issued by the trust, and the common securities of the trusts will rank on equal terms with, and payments will be made on a ratable basis with, the trust securities. However, upon an event of default under the applicable declaration of trust, the rights of the holders of the common securities of the trusts to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the trust securities holders. Except in limited circumstances, the common securities of the trusts will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the common securities of the trusts will be directly or indirectly owned by us.

The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the property trustee.

DESCRIPTION OF GUARANTEES

Below is a summary of information concerning the trust guarantees which will be executed and delivered by us, at various times, for the benefit of the trust securities holders. The applicable prospectus supplement and/or other offering material will describe any significant differences between the actual terms of the trust guarantees and the summary below. This summary does not describe all exceptions and qualifications contained in the indenture or all of the terms of the trust guarantees. You should read the trust guarantees for provisions that may be important to you. Copies of the trust guarantees will be filed with the Securities and Exchange Commission and are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust securities holders of each trust, the trust guarantee payments (as defined below), except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust securities holders or by causing the applicable trust to pay the required amounts to the holders.

The following payments regarding the trust securities, which we refer to as the “trust guarantee payments,” to the extent not paid by the applicable trust, will be subject to the trust guarantees, without duplication:

•	any accrued and unpaid distributions which are required to be paid on the trust securities, to the extent the trust has funds legally available therefor;

•	the redemption price, including all accrued and unpaid distributions, payable out of legally available funds, regarding any trust securities called for redemption by the trust, to the extent the trust has funds legally available therefor; and

•	upon a voluntary or involuntary dissolution or winding-up of the trust (other than in connection with the distribution of debt securities to the holders of the trust securities or a redemption of all the trust securities), the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust securities to the date of the payment to the extent the trust has funds available therefor; or

•	the amount of assets of the trust remaining available for distribution to holders of the trust securities in liquidation of the trust.

Covenants of WPS Resources

Unless an applicable prospectus supplement or other offering material provides otherwise, in each trust guarantee, we will covenant that, so long as any trust securities issued by the applicable trust remain outstanding, and if there will have occurred any event that would constitute an event of default under the trust guarantee or the declaration, we will not do any of the following:

•	declare or pay any dividend on, make any distributions regarding, or redeem, purchase or acquire or make a liquidation payment regarding, any of our capital stock;

•	make any payment of the principal of and any premium and interest on or repay, repurchase or redeem any debt securities issued by us which rank junior to or pari passu with the debt securities owned by the trust; and

•	make any guarantee payments regarding the trust securities, other than pursuant to the trust guarantees;

However, even during such circumstances, we may:

•	repurchase or acquire our common shares as contemplated by any employment arrangement, benefit plan or other similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business;

•	repurchase our common shares as contemplated by our stock investment plan or any deferred compensation plan, as in effect immediately prior to the occurrence of the event of default under the guarantee or the declaration;

•	exchange or convert any class or series of our capital stock for our common shares, provided that such class or series of capital stock was outstanding prior to the occurrence of the event of default under the guarantee or the declaration;

•	purchase fractional interests in shares of our capital stock pursuant to conversion or exchange provisions of such capital stock or the security being converted or exchanged, provided that such capital stock or security was outstanding prior to the occurrence of the event of default under the guarantee or the declaration; and

•	pay any stock dividend where the dividend is paid in the form of the same stock as that on which the dividend is being paid.

Amendment and Assignment

Except with respect to any changes that do not adversely affect the rights of holders of trust securities in any material respect (in which case no consent of such holders will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust securities. The manner of obtaining any such approval of holders of the trust securities will be as described in the applicable prospectus supplement and/or other offering material. All guarantees and agreements contained in each guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust securities then outstanding.

Termination of the Trust Guarantees

Each trust guarantee will end as to the trust securities issued by the applicable trust upon any of the following:

•	full payment of the redemption price of all trust securities;

•	distribution of our debt securities held by the trust to the trust securities holders; or

•	full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust securities issued by the applicable trust must restore payment of any sums paid under the trust securities or the trust guarantee.

Status of the Trust Guarantees

Our obligations under each trust guarantee to make the trust guarantee payments will constitute unsecured obligations of WPS Resources and will rank (a) subordinate and junior in right of payment to all of our other liabilities, including the debt securities, except those of our liabilities made pari passu or subordinate by their terms, (b) pari passu with the most senior preferred or preference stock, if any, hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference securities of any of our affiliates, and (c) senior to our common shares. The terms of the trust securities will provide that each holder of trust securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable guarantee.

Each trust guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable trust, and by complete performance of all obligations under the trust guarantee.

LEGAL MATTERS

Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will pass upon the validity of the securities offered pursuant to this prospectus and the prospectus supplements and/or other offering material. The opinion of Foley & Lardner LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinion of Foley & Lardner LLP may be subject to other conditions and assumptions, as indicated in the prospectus supplements and/or other offering materials. The validity of the trust securities will be passed upon by special Delaware counsel to the trusts when formed.

EXPERTS

WPS Resources Corporation

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from WPS Resources’ current report on Form 8-K dated and filed August 9, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the adoption of new accounting principles, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Peoples Energy Corporation

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Peoples Energy’s current report on Form 8-K dated and filed June 30, 2006, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from Peoples Energy’s annual report on Form 10-K/A, for the year ended September 30, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.”